As filed with the Securities and Exchange Commission on May 18, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARDIODYNAMICS INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

CALIFORNIA	95-3533362
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6175 Nancy Ridge Drive, San Diego, California 92121

(619) 535-0202

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Michael K. Perry

Chief Executive Officer

CardioDynamics International Corporation

6175 Nancy Ridge Drive, San Diego, California 92121

(619) 535-0202

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David R. Snyder, Esq.

Pillsbury Winthrop Shaw Pittman LLP

101 West Broadway, Suite 1800

San Diego, California 92101

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to registered additional securities for an offering pursuant to Rule 426(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expect to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, no par value per share	4,565,218	$1.335	$6,094,566	$652.12

(1)	Amount to include any additional shares of common stock which become issuable in connection with the shares registered hereby by reason of any stock dividend, split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) of the Securities Act of 1933 based upon the average high and low prices as of May 17, 2006, which was within five days prior to the date of filing this Registration Statement.

The Registrant hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted. You should rely only on the information contained in this preliminary prospectus.

Subject to completion, dated May 18, 2006

PRELIMINARY PROSPECTUS

4,565,218 Shares

CARDIODYNAMICS INTERNATIONAL CORPORATION

Common Stock

The selling stockholders identified in this prospectus are selling 4,565,218 shares of our common stock. We will not receive any proceeds from the sale of shares of common stock by selling shareholders.

Our common stock is traded on the NASDAQ National Market under the symbol “CDIC.” On May 17, 2006, the last reported sale price of our common stock was $1.33 per share.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” on page 1.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated May 18, 2006.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

When used in this prospectus, the terms “CardioDynamics,” “the Company,” “we,” “our” and “us” refer to CardioDynamics International Corporation and its consolidated subsidiaries, unless otherwise specified.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, on behalf of several selling shareholders. Upon effectiveness of this registration statement, the selling shareholders may sell up to 4,565,218 shares of our common stock from time to time and in one or more offerings. Before purchasing any securities, you should carefully read this prospectus, together with the additional information described under the heading, “Where You Can Find More Information.”

We are an innovator and market leader of an important medical technology called Impedance Cardiography, or ICG. We develop, manufacture and market noninvasive ICG diagnostic and monitoring devices, proprietary ICG sensors and a broad array of medical device electrodes. Our BioZ ICG Systems obtain patient data in a safe, efficient and cost-effective manner not previously available in a physician’s office and many hospital settings. Just as electrocardiography noninvasively measures the heart’s electrical characteristics, ICG makes it possible to noninvasively quantify the mechanical functioning of the heart and monitors the heart’s ability to deliver blood to the body. Our ICG products provide hemodynamic (blood flow) parameters, the most familiar of which is cardiac output, or the amount of blood pumped by the heart each minute. Our products help physicians assess, diagnose, and treat patients with heart failure, hypertension (high blood pressure), and shortness of breath. Our principal executive offices are located at 6175 Nancy Ridge Drive, San Diego, California 92121, and our telephone number is (858) 535-0202.

RISK FACTORS

In addition to the other information contained in this prospectus, you should consider the following risk factors which could affect our business, financial condition and results of operation. The risks and uncertainties described below are not the only risks facing us and additional risks and uncertainties may also harm our business.

We depend upon our BioZ product line, which is in its early stages of market acceptance.

Our future is dependent upon the success of the BioZ product line and similar products that are based on the same core technology. The market for these products is in a relatively early stage of development and may never fully develop as we expect. The long-term commercial success of the BioZ product line requires widespread acceptance of our products as safe, efficient and cost-effective. Widespread acceptance would represent a significant change in medical practice patterns. In the past, some medical professionals have hesitated to use ICCG products because of limitations experienced with older, analog based monitors. Invasive procedures, such as pulmonary artery catheterization, or PAC, are generally accepted in the medical community and have a long history of use.

We have sponsored and intend to continue to sponsor or support clinical trials. We cannot be certain that clinical trials will be completed, that they will have a positive outcome or that a positive outcome in these trials will be sufficient to promote widespread acceptance of our products within the medical community.

Our success depends in part upon the availability of adequate third party reimbursement.

Our success will depend in part on the availability of adequate reimbursement for our customers from third-party healthcare payers, such as Medicare, private health insurers and managed care organizations. Third-party payers increasingly are challenging the pricing of medical products and services. Reimbursement may not be at, or remain at, price levels adequate to allow medical professionals to realize an appropriate return on the purchase of our products. In addition, third-party payers may not cover all or a portion of the cost of our products and related services, or they may place significant restrictions on the circumstances in which coverage will be available. In January 2004, CMS issued an updated national coverage determination which served to restrict the number of hypertensive patients eligible for Medicare reimbursement for ICG monitoring.

CMS notified us on February 28, 2006, that they were re-opening consideration of their Medicare reimbursement decision and received comments during a period ending March 30, 2006. The entire reconsideration process can take up to nine months and there can be no assurance that Medicare reimbursement will be made more available following the reconsideration process.

We must maintain and develop strategic relationships with third parties to increase market penetration of our product lines.

We distribute our products to targeted international markets through our strategic alliance with GEMS-IT and a network of regional distributors and to the U.S. market through our direct sales force and several regional and national distributors. We may enter into similar agreements with other companies and establish technology partnerships with other medical product, distribution and technology companies. Successfully managing the interaction of our direct sales force and strategic distribution partners is a complex process. Moreover, since each distribution method has distinct risks, gross margins and operation costs, our failure to implement and maintain the most advantageous balance in the delivery model for our products could adversely affect our revenues, gross margins and profitability. Widespread acceptance of our BioZ products may be dependent on our establishing and maintaining these strategic relationships with third parties and on the successful distribution efforts of third parties. Many aspects of our relationships with third parties, and the success with which third parties promote distribution of our products, are beyond our control. We may be unsuccessful in maintaining our existing strategic relationships and in identifying and entering into future development and distribution agreements with third parties.

We may not be able to make future acquisitions or successfully integrate our acquisitions.

As part of our growth strategy, we intend to continue to pursue opportunities to acquire or make investments in other technologies, products and businesses that could enhance our technical capabilities, complement our current products or expand the breadth of our markets or customer base.

Potential and completed acquisitions and strategic investments involve numerous risks, including:

•	problems assimilating the purchased technologies, products or business operations;

•	unanticipated cost associated with the acquisition, including accounting charges and transaction expenses;

•	problems implementing and maintaining adequate standards, procedures, controls and policies;

•	diversion of management’s attention from our core business;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of acquired organizations.

If we fail properly to evaluate and execute acquisitions and strategic investments, our management team may be distracted from our day-to-day operations, our business may be disrupted, and our operating results may suffer. In addition, if we finance acquisitions by incurring debt or issuing equity, our existing shareholders would be diluted or we would have to generate additional profits to cover the interest expense.

Our future financial results could be adversely impacted by asset impairments or other charges.

Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” requires that we establish a method testing goodwill and other intangible assets determined to have indefinite lives for impairment on an annual or on an interim basis if certain events occur or circumstances change that would reduce the fair value of a reporting unit below its carrying value or if the fair value of intangible assets with indefinite lives falls below their carrying value.

We evaluate intangible assets determined to have finite lives for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable or if a revision in the remaining period of amortization is required. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, sales or disposition of a significant portion of the business, or other factors such as a decline in our market value below our book value for an extended period of time. In the case of intangible assets with indefinite lives, we evaluate whether events or circumstances continue to support their carrying amounts and an indefinite useful life on an annual or on an interim basis if certain events occur or circumstances change that would reduce the fair value below the carrying value. The amount of any such annual or interim impairment charge could be significant, and could have a material adverse effect on reported financial results for the period in which the charge is taken.

Utilization of our deferred tax assets may be limited and is dependant on future taxable income.

We have federal operating loss carryforwards of approximately $28,400,000 for federal income tax purposes. The Tax Reform Act of 1986 contains provisions under section 382 of the Internal Revenue Code that limit the federal net operating loss carryforwards that may be used in any given year in the event of specified occurrences, including significant ownership changes. If these specified events occur we may lose some or all of the tax benefits of these carryforwards.

At November 30, 2005, in light of recent losses, we determined, based on our assessment of both positive and negative evidence and objective and subjective evidence, which takes into consideration our forecasted taxable income, that it is more likely than not that we will not realize all or a portion of the deferred tax assets, and recorded a valuation allowance for the full amount of the deferred tax assets which resulted in recognition of income tax expense and lower earnings in 2005. In calculating our tax provision and assessing the likelihood that we will be able to use the deferred tax assets we will continue to evaluate our ability to realize these deferred tax assets. As we generate taxable income for book purposes, we will realize the benefit of the deferred tax assets to offset the tax expense associated with pre-tax income, resulting in a reduced net tax expense for the period and greater net income than would normally be expected. If we reduce our valuation allowance in the future based upon operating results, such a decision will distort the trends in our operating results and impact the comparability of our current period results of operations with other periods.

Technological change is difficult to predict and new product transitions are difficult to manage.

Our product line has required, and any future products will require, substantial development efforts and compliance with governmental clearance or approval requirements. We may encounter unforeseen technological or scientific problems that force abandonment or substantial change in the development of a specific product or process. In addition, as we introduce new products and product enhancements, we may not be able to effectively segregate or transition from existing products which could negatively impact revenue, gross margin and overall profitability. Among the risks associated with the production of new products are delays in development or manufacturing, variations in cost, delays in customer purchases in anticipation of new introductions, difficulty in predicting customer demand for the new and existing offerings and effectively managing inventory levels and the risks that new products may have quality or other defects. Furthermore, sales of our new products may replace sales, or result in discounting of our current offerings.

We depend on management and other key personnel.

We are dependent on a limited number of key management and technical personnel as well as our sales force. The loss of one or more of our key employees may hurt our business if we are unable to identify other individuals to provide us with similar services. We do not maintain “key person” insurance on any of our employees.

We face intense competition in our recruiting activities and may not be able to attract or retain qualified personnel. We have historically used stock options as key components of our total employee compensation program. In recent periods, many of our employee stock options have had exercise prices in excess of our stock price, which reduces their value to employees and could affect our ability to retain and attract present and prospective employees. In addition, the adoption of FAS 123R requires us to record a charge to earnings for employee stock option grants and other equity incentives which has changed our compensation strategy. Our ability to retain our existing personnel and attract additional highly qualified personnel will impact our future success.

We are subject to stock exchange and government regulation.

The Sarbanes-Oxley Act of 2002 and recent SEC and stock exchange regulations have increased financial reporting and disclosure requirements, corporate governance and internal control requirements, including compliance of our acquired businesses that have significantly increased the administrative costs of documenting and auditing internal processes, gathering data, and reporting information. In 2004 and 2005, internal and external costs related to compliance with these regulations amounted to approximately $500,000 and $1.2 million, respectively. In addition, the reporting timeframes have been compressed. The need to commit substantial resources and management attention in these areas could impact our ability to deploy those same resources to other areas of our business. If we are unable to comply with the requirements, it could significantly impact our market valuation.

We may not have adequate intellectual property protection.

Our patents and proprietary technology may not be sufficient to protect our intellectual property rights. In addition, we have received communications from third parties asserting that our ‘754 patent is invalid. For example, during 2005, we became aware of a company that was selling non-FDA cleared ICG sensors for use with our BioZ systems. We believe their sensors are in violation of our patent and have filed a patent infringement suit. They have in turn countersued to invalidate the patent as well as for tortious interference with contracts, unlawful tying and unlawful restraint of trade. We intend to defend against these claims vigorously and to protect our intellectual property rights. However, if we do not prevail, we are at risk of losing the ‘754 patent. Any claims resulting in intellectual property litigation, whether defensive or offensive would have no certain outcome and would be costly and time-consuming. In addition, if our actions to enforce our patents are found to be a violation of laws related to unlawful tying or restraint of trade, we may be required to pay damages to third parties, which could be costly and could harm our business.

The validity and breadth of claims in medical technology patents involve complex legal and factual questions. There can be no assurance that pending patent applications will result in issued patents, that future patent applications will be issued, that patents issued to or licensed by us will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect our technology or to provide us with a competitive advantage. Our patents may be found to be invalid and other companies may claim rights in or ownership of the patents and other proprietary rights held or licensed by us. Also, our existing patents may not cover products that we develop in the future. Moreover, when our patents expire, the inventions will enter the public domain.

We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets and proprietary knowledge.

We face competition from other companies and technologies.

We compete with other companies that are developing and marketing noninvasive hemodynamic monitors. In mid-2004, Analogic released the LifeGard ICS Monitor, which is also available to be sold by Philips. We are also subject to competition from companies that support invasive technologies. Many of these companies have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than we do.

The introduction by others of products embodying new technologies and the emergence of new industry standards may render our products, obsolete and unmarketable. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of our products. Accordingly, the life cycles of our products are difficult to estimate. To compete successfully, we must develop and introduce new products that keep pace with technological advancements, respond to evolving consumer requirements and achieve market acceptance. We may be unable to develop new products that address our competition.

Our business plan contemplates an income stream from sales of disposable sensors that are compatible with an installed base of our monitors. We may be subject to price competition from other sensor manufacturers whose products are also compatible with our monitors. In addition, our current and potential competitors may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

If market conditions cause us to reduce the selling price of our products or sensors, our margins and operating results will decrease.

The selling price of our products and sensors are subject to market conditions. Market conditions that could impact these aspects of our operations include:

•	Changes in the reimbursement policies of government and third party payers;

•	Hospital or physician practice budgetary constraints;

•	The introduction of competing products;

•	Price reductions by our competitors;

•	Development of more effective products by our competitors; and

•	Lengthening of buying or selling cycle.

If such conditions force us to sell our products and systems at lower prices, or if we are unable effectively to develop and market competitive products, our market share, margins and operating results will likely decrease.

Subsequent to December 1, 2005, we account for stock options issued under our employee stock plans as a compensation expense which could significantly reduce our net income and earnings per share.

For employee option grants, prior to December 1, 2005, we calculated compensation expense and disclosed the impact on net income (loss) and net income (loss) per share in a footnote to our financial statements. Recent accounting pronouncements now require us to record compensation expense for employee stock option grants in our statement of operations. Note 1, “Stock-Based Compensation,” to our financial statements, reflects the impact that adoption of FAS 123 would have had on our net income (loss) and net income (loss) per share had we adopted this provision during the past three years.

We have a history of losses and may experience continued losses.

With the exception of 2002 through 2004, we have experienced losses every year because we have expended more money in the course of researching, developing and enhancing our technology and products and establishing our sales, marketing and administrative organizations than we have generated in revenues. We expect that our operating expenses will continue to increase in the foreseeable future as we increase our sales and marketing activities, expand our operations and continue to develop our technology. It is possible that we will not be able to achieve the revenue levels required to achieve and sustain profitability.

We may need additional capital, which may be unavailable.

The commercialization of our current product line, acquisition of complimentary technologies and the development and commercialization of any additional products may require greater expenditures than expected in our current business plan. Our capital requirements will depend on numerous factors, including:

•	our rate of sales growth fast growth may actually increase our need for additional capital to hire additional staff, purchase additional inventory, and finance the increase in accounts receivable;

•	our progress in marketing-related clinical evaluations and product development programs, all of which will require additional capital;

•	our receipt of, and the time required to obtain, regulatory clearances and approvals-the longer regulatory approval takes, the more working capital we will need to support our regulatory and development efforts in advance of sales;

•	the level of resources that we devote to the development, manufacture and marketing of our products-any decision we make to improve, expand, acquire complimentary technologies or simply change our process, products or technology will require increased funds;

•	facilities requirements-as we grow we need additional manufacturing, warehousing and administration facilities and the costs of the facilities will be borne before substantially increased revenue from growth would occur;

•	market acceptance and demand for our products-although growth may increase our capital needs, the lack of growth and continued losses would also increase our need for capital;

•	customer financing strategies-our attempt to accelerate the purchasing processes by offering internal leasing programs as an alternative to outright purchasing and by providing purchasers with extended payment terms and financing options will consume additional capital; and

•	large electrode contracts-we intend to bid on several large electrode manufacturing contracts, any one of which, if awarded would require substantial capital investment in equipment at our Vermed division.

We may be unable to predict accurately the timing and amount of our capital requirements. We may be required to raise additional funds through public or private financing, bank loans, collaborative relationships or other arrangements earlier than expected. It is possible that banks, venture capitalists and other investors may perceive our capital structure, our history of losses or the need to achieve widespread acceptance of our technology as too great a risk to bear. As a result, additional funding may not be available at attractive terms, or at all. If we cannot obtain additional capital when needed, we may be forced to agree to unattractive financing terms, to change our method of operation or to curtail our operations.

We may default on our credit agreements and have to immediately repay all amounts.

Our credit agreement contains certain reporting, profitability and liquidity covenants which if not met, could result in an event of default under the credit agreement under which the lenders could elect to declare all amounts outstanding under the credit agreement, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral guaranteed to them to secure such indebtedness. In addition, the operating and financial restrictions and covenants in our credit agreement, and any future financing agreements may adversely affect our ability to finance future operations and meet our capital needs. Our current credit agreement restricts our ability to incur additional indebtedness, create liens, sell assets, make certain investments, pay dividends or make distributions, repurchase equity interests, redeem subordinated indebtedness, enter into certain transactions with affiliates, or enter into mergers or acquisitions.

We may not be able to manage growth successfully.

If successful, we will experience a period of growth that could place a significant strain upon our managerial, financial and operational resources. Our infrastructure, procedures, controls and information systems may not be adequate to support our operations and to achieve the rapid execution necessary to successfully market our products. Our future operating results will also depend on our ability to continually upgrade our information systems, expand our direct sales force and our internal sales, marketing and support staff. If we are unable to manage future expansion effectively, our business, results of operations and financial condition will suffer, our senior management will be less effective, and our revenues and product development efforts may decrease.

Our international sales expose us to unique risks.

In fiscal 2005, international sales accounted for approximately 9% of our net sales. We believe that international sales could represent a meaningful portion of our revenue in the future. We rely on regional distributors and GEMS-IT to assist us with our international sales efforts. In June of 2004, we purchased 80% of the outstanding common stock of Medis, which is located in Ilmenau, Germany. As such, we are exposed to risks from international sales, which include unexpected changes in regulatory requirements, tariffs and other barriers and restrictions and reduced protection for intellectual property rights. Moreover, fluctuations in the rates of exchange may subject us to foreign currency losses related to the Medis deferred acquisition payments or increase the price in local currencies of our products in foreign markets and make our products relatively more expensive than competitive products.

We may not receive approvals by foreign regulators that are necessary for international sales.

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary from country to country. If we or our international distributors fail to obtain or maintain required approvals or fail to comply with foreign regulations, foreign regulatory authorities may require us to file revised governmental notifications, cease commercial sales of our products in the applicable countries or otherwise cure the problem. Such enforcement action by regulatory authorities may be costly. In order to sell our products within the European community, we must comply with the European community’s medical device directive. The CE marking on our products attests to this compliance. Future regulatory changes may limit our ability to use the CE mark, and any new products we develop may not qualify for the CE mark. If we lose this authorization or fail to obtain authorization on future products, we will not be able to sell our products in the European community.

Our quarterly operating results frequently vary due to factors outside our control.

We have experienced and expect to continue to experience fluctuations in quarterly operating results due to a number of factors. We cannot control many of these factors, which include the following:

•	the timing and number of new product introductions;

•	the number of selling days in a given quarter;

•	turnover in our sales force;

•	the mix of sales of higher and lower margin products in a quarter; the market acceptance of, and changes in demand for our products; the impact of any changes in generally accepted accounting principles; the loss of any of our key distributors;

•	the impact of acquisitions, divestitures, strategic alliances, and other significant corporate events;

•	development and promotional expenses relating to the introduction of new products or enhancements of existing products;

•	product returns or bad debt write-offs;

•	changes in pricing policies by our competitors;

•	the timing of regulatory compliance audits;

•	the impact of weather related disasters such as hurricane Katrina; the timing of orders from major customers and distributors;

•	delays in shipment of products or components to us by our vendors; and

•	the timing of customer orders and shipments. Our quarterly sales have reflected a pattern in which a disproportionate percentage of our total quarterly sales occur toward the end of each of our fiscal quarters. This uneven sales pattern makes prediction of revenue, earnings and working capital for each financial period difficult, increases the risk of unanticipated variations in quarterly results and financial condition and places pressure on our inventory management, staffing, and logistics systems.

Accordingly, you should not rely on period-to-period comparisons of our financial results as indications of future results.

We depend on third parties for development and manufacturing services.

Our strategy for development and commercialization of some of our products depends upon entering into various arrangements with third parties and upon the subsequent success of these parties in performing their obligations. We may not be able to negotiate acceptable arrangements in the future, and our existing arrangements may not be successful. We rely on contracted engineering services, particularly from Rivertek. Also, we currently assemble our products from components manufactured by a limited number of manufacturers. Therefore, we are dependent on component and subassembly manufacturers. If we experience a termination, modification or disruption of any of our development or manufacturing arrangements, we may be unable to deliver products to our customers on a timely basis, which may lead to customer dissatisfaction and damage to our reputation.

Our limited order backlog makes it difficult to predict sales and plan manufacturing requirements, which can lead to lower revenues, higher expenses and reduced margins.

Our customers typically order products on a purchase order basis, and we do not generally have long-term purchase contracts. In limited circumstances, customer orders may be cancelled, changed or delayed on short notice. Lack of significant order backlog makes it difficult for us to forecast future sales with certainty. Varying sales cycles with our customers make it difficult to accurately forecast component and product requirements. These factors expose us to a number of risks:

•	If we overestimate our requirements we may be obligated to purchase more components or third party products than is required;

•	If we underestimate our requirements, our third party manufacturers and suppliers may have an inadequate product or product component inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues;

•	We may also experience shortages of product components from time to time, which also could delay the manufacturing of our products; and

•	Over or under production can lead to higher expense, lower than anticipated revenues, and reduced margins.

Our common stock is subject to price volatility.

The market price of our common stock has been and is likely to continue to be highly volatile. Our stock price could be subject to wide fluctuations in response to various factors beyond our control, including:

•	actual or anticipated quarterly variations in operating results;

•	announcements of technological innovations, new products or pricing by our competitors;

•	changes in, or failure to meet, financial estimates of securities analysts;

•	the rate of adoption by physicians of ICG technology in targeted markets;

•	the timing and extent of technological advancements, patent and regulatory approvals;

•	the impact of acquisitions, divestitures, strategic alliances, and other significant corporate events;

•	anything other than unqualified reports by our outside auditors;

•	results of clinical studies;

•	changes in reimbursement policies of third party payers;

•	the sales of our common stock by affiliates or other shareholders with large holdings; and

•	general economic and market conditions.

Our future operating results may fall below the expectations of securities industry analysts or investors. Any such shortfall could result in a significant decline in the market price of our common stock. In addition, the stock market has at times experienced significant price and volume fluctuations that have affected the market prices of the stock of many medical device companies that often have been unrelated to the operating performance of such companies. These broad market fluctuations may directly influence the market price of our common stock.

We may not continue to receive necessary FDA or other regulatory clearances or approvals.

Our products and activities are subject to extensive, ongoing regulation by the Food and Drug Administration and other governmental authorities. Delays in receipt of, or failure to obtain or maintain, regulatory clearances and approvals, or any failure to comply with regulatory requirements, could delay or prevent our ability to market or distribute our product line.

We are subject to product liability claims anti product recalls that may not be covered by insurance.

The nature of our business exposes us to risks of product liability claims and product recalls. Medical devices as complex as ours frequently experience errors or failures, especially when first introduced or when new versions are released. Our products are sometimes used in procedures where there is a high risk of serious injury or death. These risks will exist even with respect to those products that have received, or may in the future receive, regulatory clearance for commercial sale.

We did not carry product liability insurance during some periods before May 15, 1995. We currently maintain product liability insurance, however our product liability insurance may not be adequate. In the future, insurance coverage may not be available on commercially reasonable terms, or at all. In addition, product liability claims or product recalls could damage our reputation even if we have adequate insurance coverage.

A low stock price could result in our being de-listed from the NASDAQ Market and subject us to regulations that could reduce our ability to raise funds.

If our stock price were to drop below $1.00 per share and remain below $1.00 per share for an extended period of time, or if we fail to maintain other NASDAQ criteria, NASDAQ may de-list our common stock from the NASDAQ National Market. In such an event, our shares could only be traded on over-the-counter bulletin board system. This method of trading could significantly impair our ability to raise new capital.

In the event that our common stock was de-listed from the NASDAQ National Market due to low stock price, we may become subject to special rules, called penny stock rules that impose additional sales practice requirements on broker-dealers who sell our common stock. The rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the SEC relating to the market for penny stocks. The broker-dealer also must disclose the commissions payable both to the broker-dealer and the registered representative and current quotations for the securities, and monthly statements must be sent disclosing recent price information.

In the event that our common stock becomes characterized as a penny stock, our market liquidity could be severely affected. The regulations relating to penny stocks could limit the ability of broker-dealers to sell our common stock and thus the ability of purchasers in this offering to sell their common stock in the secondary market.

Corporate scandals involving accounting irregularities have resulted in unavailability of or significantly higher premiums for director and officer liability insurance.

As a result of well-publicized corporate business failures involving improper acts by executives and accounting irregularities, director and officer liability insurance has become more difficult to obtain. If we are unable to obtain sufficient director and officer liability insurance at rates that are reasonable or at all or if the possibility of director and officer liability is expanded by regulatory or judicial developments, we may not be able to retain our current officers and directors or attract qualified directors and officers in the future.

We do not know the effects of healthcare reform proposals.

The healthcare industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the United States, comprehensive programs have been suggested that would increase access to healthcare for the uninsured, control the escalation of healthcare expenditures within the economy and use healthcare reimbursement policies to balance the federal budget.

We expect that the U.S. Congress and state legislatures will continue to review and assess various healthcare reform proposals, and public debate of these issues will likely continue. We cannot predict which, if any, of such reform proposals will be adopted and when they might be effective. Other countries also are considering healthcare reform. Significant changes in healthcare systems could have a substantial impact on the manner in which we conduct our business and could require us to revise our strategies.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any cash dividends on our common stock in the foreseeable future. Payment of such cash dividends would, in any event, be prohibited or limited under the terms of our bank line of credit.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents it incorporates by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, estimates, forecasts and projections about us, our future performance, our business or others on our behalf, our beliefs and our management’s assumptions. Words such as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” “will,” “could,” “continue,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecasted by our forward-looking statements. Reference is made in particular to forward-looking statements regarding product sales, expenses, earnings per share, liquidity and capital resources and trends. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended November 30, 2005 and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” below.

USE OF PROCEEDS

We will not receive any proceeds from the sales by the selling shareholders of the shares of common stock offered by this prospectus.

SELLING SHAREHOLDERS

On April 11, 2006, Atlas Master Fund, Ltd., Visium Balanced Fund, LP, Visium Balanced Offshore Fund, Ltd., Visium Long Bias Fund, LP, and Visium Long Bias Offshore, Ltd., (collectively “Purchasers”) entered into a Securities Purchase Agreement dated as of April 11, 2006 with us. Under the terms of the transaction, the Purchasers purchased Subordinated Convertible Promissory Notes convertible into 4,565,218 shares of our common stock. The Purchasers may from time to time offer and sell any or all of the common stock that may be offered pursuant to this prospectus.

The following table sets forth the names of the selling shareholders, the number of shares of our common stock that the selling shareholders owned prior to the offering and the number of shares of our common stock that may be offered pursuant to this prospectus.

Selling Shareholder	Shares Beneficially Owned Prior to Offering(1)			Number of Shares Being Offered for Sale		Shares Beneficially Owned After Offering(1)
	Number		Percentage			Number	Percentage
Atlas Master Fund, Ltd.	4,330,002	(2)	8.08%	1,235,337	(2)	3,094,665	5.78%
Visium Balanced Fund, LP	227,347	(3)	0.42%	227,347	(3)	0	0.00%
Visium Balanced Offshore Fund, Ltd.	339,776	(4)	0.63%	339,776	(4)	0	0.00%
Visium Long Bias Fund, LP	68,365	(5)	0.13%	68,365	(5)	0	0.00%
Visium Balanced Long Bias Fund, Ltd.	229,173	(6)	0.43%	229,173	(6)	0	0.00%
Total	5,194,663		9.70%	2,099,998		3,094,665	5.78%

1)	Calculated based on Rule 13d-3 of the Exchange Act

2)	Excludes 241,800 shares that are restricted from conversion until it receives approval from CardioDynamics.

3)	Excludes 584,607 shares that are restricted from conversion until it receives approval from CardioDynamics.

4)	Excludes 873,711 shares that are restricted from conversion until it receives approval from CardioDynamics.

5)	Excludes 175,797 shares that are restricted from conversion until it receives approval from CardioDynamics.

6)	Excludes 589,305 shares that are restricted from conversion until it receives approval from CardioDynamics.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling shareholders or the purchaser, as the case may be.

From time to time, after the effectiveness of this Registration Statement (of which this prospectus is a part), sales of shares may be affected by the selling shareholders in private negotiated transactions, at fixed or negotiated prices. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities registered hereunder, nor is there an underwriter or coordinating broker acting in connection with any proposed sale of shares registered hereunder by the selling shareholders. The selling shareholders may enter into such arrangements or agreements in the future.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer could be in excess of customary commissions).

The selling shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, or the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, or the Exchange Act, may apply to its sales in the market.

Any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

When a selling shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

•	the name of the selling shareholder and of the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

We and certain of the selling shareholders have agreed to cross-indemnification in connection any certain losses, liabilities, claims, damages and expenses that may occur in connection with this offering, including liabilities under the Securities Act. We will be indemnified by the selling shareholder, to a limited extent, against certain losses, liabilities, claims, damages and expenses, including liabilities under the Securities Act in connection with the resale of the shares, or will be entitled to contribution in connection therewith.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Diego, California.

EXPERTS

The consolidated financial statements, related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended November 30, 2005, have been audited by Mayer Hoffman McCann P.C., an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule of CardioDynamics International Corporation as of November 30, 2004, and for each of the years in the two-year period ended November 30, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed and will file reports and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC public reference room:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including CardioDynamics International Corporation, who file electronically with the SEC. The address of that site is www.sec.gov.

You may also inspect copies of these materials at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference the documents listed below and any future filings made by us with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the Registration Statement of which this prospectus is a part until the sale of all of the shares of common stock that are part of this offering. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information from the date of the filing of such information. The documents that we are incorporating by reference are as follows:

•	our annual report on Form 10-K for the year ended November 30, 2005 filed with the SEC on February 28, 2006;

•	our quarterly report on Form 10-Q for the fiscal quarter ended February 28, 2006 filed with the SEC on April 10, 2006;

•	our proxy statement with respect to our 2005 annual meeting filed with the SEC on June 7, 2005;

•	our current report on Form 8-K filed with the SEC on April 17, 2006; and

•	the description of our common stock contained in our registration statement on Form 8-A declared effective by the SEC on April 19, 1984, including any amendments or reports filed for the purpose of updating that description.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of these filings (other than exhibits unless such exhibits are specifically incorporated by reference therein) at no cost by writing or telephoning our investor relations department at the following address and telephone number:

CardioDynamics International Corporation

6175 Nancy Ridge Drive

San Diego, California 92121

(858) 535-0202, extension 1031

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$652.12
Accounting fees and expenses*	10,000
Legal fees and expenses*	5,000
Financial Printing fees*	1,000
Miscellaneous fees and expenses*	1,000

*	Estimated

I.	Indemnification of Directors and Officers.

California Law permits indemnification of officers, directors and other corporate agents under specified circumstances and subject to specified limitations. Our articles of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by California law, including in circumstances in which indemnification is otherwise discretionary under California law. In addition, with the approval of our board of directors and our shareholders, we have entered into separate indemnification agreements with our directors, officers and some of employees which require us, among other things, to indemnify them against liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors’ and officers’ insurance, if available on reasonable terms.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification is being sought nor are we aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of ours.

We have obtained liability insurance for the benefit of our directors and officers.

II.	Exhibits.

The following exhibits are filed with this registration statement:

EXHIBIT	DESCRIPTION OF EXHIBIT

4.1	Form of Common Stock Certificate (1)

4.2	Form of Subordinated Convertible Promissory Note dated April 11, 2006 by CardioDynamics International Corporation, payable to Atlas Master Fund, Ltd., Visium Balanced Long Bias Fund, Ltd., Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, Ltd., and Visium Balanced Fund, LP (2)

4.3	Securities Purchase Agreement dated April 11, 2006 by and among CardioDynamics International Corporation, Atlas Master Fund, Ltd., Visium Balanced Long Bias Fund, Ltd., Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, Ltd., and Visium Balanced Fund, LP (3)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP

23.1	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm

23.2	Consent of KPMG LLP., independent registered public accounting firm

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page contained in Part II of this registration statement)

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed April 19, 1984.

(2)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 16, 2006.

(3)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 16, 2006.

III.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

i.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

ii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities be remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section l 3(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on May 18, 2006.

CardioDynamics International Corporation

By:	/s/ Michael K. Perry
Michael K. Perry
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael K. Perry and Stephen P. Loomis and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael K. Perry Michael K. Perry	Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2006

/s/ Stephen P. Loomis Stephen P. Loomis	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2006

/s/ Connie R. Curran Connie R. Curran, Ed.D. RN	Director	May 18, 2006

/s/ James C. Gilstrap James C. Gilstrap	Director	May 18, 2006

/s/ Richard O. Martin Richard O. Martin, Ph.D.	Director	May 18, 2006

/s/ Robert W. Keith Robert W. Keith	Director	May 18, 2006

/s/ B. Lynne Parshall B. Lynne Parshall	Director	May 18, 2006

EXHIBIT INDEX

EXHIBIT	DESCRIPTION OF EXHIBIT

4.1	Form of Common Stock Certificate (1)

4.2	Form of Senior Convertible Secured Promissory Notes dated April 11, 2006 by CardioDynamics International Corporation payable to Atlas Master Fund, Ltd., Visium Balanced Long Bias Fund, Ltd., Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, Ltd., and Visium Balanced Fund, LP (2)

4.3	Securities Purchase Agreement dated April 11, 2006 by and among CardioDynamics International Corporation and Atlas Master Fund, Ltd., Visium Balanced Long Bias Fund, Ltd., Visium Long Bias Fund, LP, Visium Balanced Offshore Fund, Ltd., and Visium Balanced Fund, LP (3)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP

23.1	Consent of Mayer Hoffman McCann P.C., independent registered public accounting firm

23.2	Consent of KPMG LLP, independent registered public accounting firm

23.3	Consent of Pillsbury Winthrop Shaw Pittman, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page contained in Part II of this registration statement)

(1)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A filed April 19, 1984.

(2)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on April 16, 2006.

(3)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 16, 2006.